Issuer Free Writing Prospectus dated October 4, 2012

Filed Pursuant to Rule 433

Registration No. 333-183037

(Relating to the Preliminary Prospectus Supplement dated October 4, 2012 and the Prospectus dated August 29, 2012)

60,000 Shares of Series 17 Preferred Stock

Issuer:	Cell Therapeutics, Inc. (“CTIC”)

Symbol:	CTIC

Shares offered:	60,000 shares of Series 17 Preferred Stock (approximately 42.9 million shares of common stock issuable upon conversion of the Series 17 Preferred Stock)

Price per share to the public:	$1,000

Initial conversion price:	$1.40

Gross proceeds to CTIC:	$60,000,000

Pricing date:	October 4, 2012

Closing date:	On or about October 11, 2012

CUSIP:	150934 875

Underwriters:	Jefferies & Company, Inc. is acting as sole book-running manager for this offering, and Roth Capital Partners, LLC and ThinkEquity LLC are acting as co-managers for this offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1–877-547-6340.